INSEQ EXECUTES AGREEMENT TO ACQUIRE GREENSHIFT'S CLEAN ENERGY COMPANIES
                 Company to Change Name to GS Energy Corporation

NEW YORK, N.Y., May 24, 2006 - INSEQ Corporation (OTC Bulletin Board: INSQ) today announced its execution of agreements with GreenShift Corporation (OTC Bulletin Board: GSHF), INSEQ's majority shareholder, to acquire GreenShift's stakes in Sterling Planet, Inc., TerraPass, Inc., as well as GreenShift's various pre-revenue clean energy project development companies.

Pursuant to the acquisition agreement, INSEQ agreed to acquire GreenShift's stakes in Sterling Planet and TerraPass and 100% of the issued and outstanding stock of GreenShift's newly formed pre-revenue clean energy project development companies, GS Solar, Inc., GS Wind, Inc., GS Hydro, Inc., and GS Wave, Inc., in return for 450,000 shares of INSEQ's Series C Preferred Stock. These shares are in addition to GreenShift's existing 80% stake in INSEQ. Shares of INSEQ's Series C Preferred Stock have a face value of $1.00 per share and are convertible into INSEQ common stock at the rate of $0.01 per common share.

INSEQ will change its name to GS Energy Corporation in conjunction with the closing of this acquisition, which is scheduled for on or before June 30, 2006.

"The acquisition of these clean energy companies marks a shift in INSEQ's business model to clean energy production and sales," said Kevin Kreisler, INSEQ's chairman and chief executive officer. "Sterling Planet is the nation's leading retail provider of renewable energy certificates, or Green Tags. They are also forging new and very exciting ground with their sales of energy efficiency certificates, or White Tags(TM). We intend to invest aggressively in the sales growth of both Green Tags and White Tags."

Kreisler added: "We also plan to directly develop clean energy production projects, with an emphasis on distributed solar, wind, hydro and wave power projects, and we intend to rely on our existing manufacturing division to provide infrastructure support services for these projects in addition to this division's current clean technology manufacturing business. We are very excited by this transaction."

About Sterling Planet, Inc.

Sterling Planet is the nation's leading retail provider of solar, wind and other clean, renewable energy through direct sales and electric utility partnerships. Sales to date have created environmental benefits comparable to not driving 7 billion miles or taking 550,000 cars off U.S. roads. Founded in 2000, Sterling Planet was the first company to offer Renewable Energy Certificates to every U.S. home and business and is now introducing Energy Efficiency Certificates, or White Tags(TM) to the U.S. market. Individuals, businesses and organizations of all types turn to Sterling Planet. Today, Sterling Planet has 28 utility partners nationwide in Connecticut, Florida, Massachusetts, New Jersey, New York, Rhode Island and elsewhere.

Sterling services an impressive array of clients including Alcoa, The Coca-Cola Company, DuPont, Delphi Corporation, Duke University, University of Utah, Nike, Pitney Bowes, U.S. Environmental Protection Agency, the U.S. General Services Administration, the Homeland Security Department, Western Area Power Administration, New York State Energy Research and Development Authority (NYSERDA), the U. S. Army, the U.S. Air Force, Staples, Whirlpool Corporation, the World Resources Institute and over 150 other environmentally friendly companies.

Sterling recently announced the launch of a new leading-edge White Tags(TM) energy trading program that encourages and rewards efficient use of electricity. Sterling Planet is pioneering the U.S. market for energy efficiency credits, otherwise known as White Tags(TM), or EECs, which represent 1 MWh (megawatt hour) of electricity savings.

White Tags(TM) are the latest energy trading certificates to hit the market and trade much like renewable energy credits ("RECs"), or Green Tags. But unlike RECs, which are tied to creating and delivering renewable power and are measured by meter readings (1 REC also represents 1 MWh), White Tags are determined through precise calculations of energy savings derived from conservation measures. To this end, Sterling Planet has developed state-of-the-art technology with advanced mathematical techniques and neural network algorithms to establish accurate (greater than 99.9%), scalable and cost-effective processes for the measurement, verification and certification of White Tags(TM).

More information on Sterling Planet is available at www.sterlingplanet.com.

About TerraPass, Inc.

TerraPass has a service that helps to eliminate personal vehicle contributions to global warming by issuing a "TerraPass" to its members. TerraPass then uses its members' contributions to promote global energy efficiency and greenhouse gas reduction through investment in targeted clean energy projects. It is through these clean energy projects that TerraPass counterbalances pollution from its members' vehicles.

TerraPass recently entered into a partnership with Ford Motor Company and to market TerraPass-branded carbon offsets to all drivers of Ford, Lincoln, and Mercury cars and trucks. Under the joint marketing program, called Greener Miles, Ford dealers will be given brochures on TerraPass and directed to the website from several Ford product sites. More information on TerraPass is available at www.terrapass.com.

INSEQ is 80% owned by GreenShift Corporation (OTC Bulletin Board: GSHF), whose mission is to develop and support companies and technologies that facilitate the efficient use of natural resources and catalyze transformational environmental gains.

Safe Harbor Statement

This press release contains statements, which may constitute "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations of INSEQ Corporation, and members of their management as well as the assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those in forward-statements include fluctuation of operating results, the ability to compete successfully and the ability to complete before-mentioned transactions. The company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

For more information, please contact:
Investor Relations
INSEQ Corporation
Phone:   888-833-8689 - Extension 291
Fax:     646-792-2636
Email:   investorrelations@inseq.com
Web:     www.inseq.com